Exhibit 99.1

MARKETAXESS REPORTS FOURTH QUARTER 2013 REVENUES OF $60.4 MILLION, PRE-TAX INCOME OF $24.8 MILLION AND DILUTED EPS FROM CONTINUING OPERATIONS OF $0.41

Company Announces Increase of Regular Quarterly Dividend to $0.16 per Share, up from $0.13

Fourth Quarter Financial Highlights*

•	Revenues of $60.4 million, up 24.4%

•	Pre-tax income of $24.8 million, up 11.8%

•	Diluted EPS from continuing operations of $0.41, up from $0.38 excluding an $0.18 favorable tax adjustment in 2012

•	Total trading volume of $171.3 billion, up 14.9%

•	Estimated U.S. high grade market share of 13.9%, up from 13.6%

*	All comparisons versus fourth quarter 2012.

Full Year 2013 Financial Highlights**

•	Record revenues of $238.7 million, up 25.1%

•	Record pre-tax income of $107.3 million, up 20.0%

•	Diluted EPS from continuing operations of $1.81, up 24.0% from $1.46 excluding an $0.18 favorable tax adjustment in 2012

•	Record total trading volume of $693.7 billion, up 17.7%

•	Estimated U.S. high grade market share of 13.8%, up from 12.4%

**	All comparisons versus full year 2012.

NEW YORK, January 29, 2014 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the fourth quarter and full year ended December 31, 2013.

“2013 was a year of continued strong growth for MarketAxess, combined with an accelerated investment in new opportunities. Our record revenues and earnings were driven by market share growth and record volumes in all three of our core products – high-grade, high yield and emerging markets,” said Richard M. McVey, Chairman and Chief Executive Officer of MarketAxess. “Last year was also an inflection point for Open Trading, with increased engagement from investors and dealers in our all-to-all trading protocols.”

Fourth Quarter Results From Continuing Operations

Total revenues for the fourth quarter of 2013 increased 24.4% to $60.4 million, compared to $48.6 million for the fourth quarter of 2012. Pre-tax income was $24.8 million, compared to $22.2 million for the fourth quarter of 2012, an increase of 11.8%. Pre-tax margin was 41.0%, compared to 45.7% for the fourth quarter of 2012. Net income totaled $15.5 million, or $0.41 per share on a diluted basis, compared to $20.9 million, or $0.56 per share for the fourth quarter of 2012. The fourth quarter 2012 results include a favorable income tax adjustment of $6.7 million, or $0.18 per share, relating to certain previously unrecognized tax benefits. Excluding this income tax adjustment, net income for the fourth quarter of 2012 totaled $14.2 million, or $0.38 per share on a diluted basis.

Commission revenue for the fourth quarter of 2013 totaled $50.5 million on total trading volume of $171.3 billion, compared to $44.2 million in commission revenue on total trading volume of $149.1 billion for the fourth quarter of 2012. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 13.9%, compared to an estimated 13.6% for the fourth quarter of 2012.

All other revenue, which consists of information and post-trade services, technology products and services, investment income and other revenue, increased to $10.0 million, compared to $4.3 million for the fourth quarter of 2012. The increase in all other revenue was principally due to information and post-trade services revenue generated by Xtrakter Limited (“Xtrakter”) totaling $5.6 million for the fourth quarter of 2013. The Company completed the acquisition of Xtrakter on February 28, 2013.

Total expenses for the fourth quarter of 2013 increased 35.1% to $35.6 million, compared to $26.4 million for the fourth quarter of 2012. The increase in total expenses was largely due to approximately $6.8 million of Xtrakter operating expenses incurred during the fourth quarter of 2013. Excluding Xtrakter operating expenses, the $2.4 million increase in total expenses from the fourth quarter of 2012 of approximately 9.2% was principally attributable to higher salaries and variable incentive compensation due to an increase in profitability and headcount, higher depreciation and amortization resulting from an increase in software development and other capital expenditures and an increase in occupancy costs principally driven by a loss on the sublease of office space in London.

The effective tax rate for the fourth quarter of 2013 was 37.6%, compared to 5.7% for the fourth quarter of 2012. Excluding the impact of the non-recurring favorable income tax adjustment, the effective tax rate for the fourth quarter of 2012 was 35.9%.

Employee headcount from continuing operations was 293 as of December 31, 2013, compared to 206 as of December 31, 2012. The increase was mainly due to personnel increases associated with the Xtrakter acquisition.

Full Year 2013 Results From Continuing Operations

Total revenues for the year ended December 31, 2013 increased 25.1% to a record $238.7 million, compared to $190.8 million for 2012. Pre-tax income was a record $107.3 million, compared to $89.4 million for 2012, an increase of 20.0%. Pre-tax margin was 44.9%, compared to 46.8% for 2012. Net income totaled $68.6 million, or $1.81 per share on a diluted basis, compared to $61.8 million, or $1.64 per share for 2012. Excluding the income tax adjustment, net income for 2012 totaled $55.1 million, or $1.46 per share on a diluted basis.

Commission revenue for the year ended December 31, 2013 increased 16.9% to $203.7 million, compared to $174.2 million for 2012. Variable transaction fees increased 23.9% to $142.3 million on total trading volume of $693.7 billion, compared to variable transaction fees of $114.9 million on total trading volume of $589.6 billion for 2012.

All other revenue increased 110.8% to $35.1 million, compared to $16.6 million for 2012. The increase in all other revenue was principally due to information and post-trade services revenue generated by Xtrakter totaling $18.4 million for the year ended December 31, 2013.

Total expenses for the year ended December 31, 2013 increased 29.5% to $131.5 million, compared to $101.5 million for 2012. The increase in total expenses was largely due to approximately $19.7 million of Xtrakter operating expenses incurred during 2013. Excluding Xtrakter operating expenses, the $10.3 million increase in total expenses from full year 2012 of approximately 10.2% was principally attributable to higher depreciation and amortization, professional and consulting fees, salaries and benefits and occupancy costs. Capital spending for the year ended December 31, 2013 was $23.3 million compared to $10.4 million in 2012.

The effective tax rate for 2013 was 36.1%, compared to 30.9% for 2012. Excluding the income tax adjustment, the effective tax rate for 2012 was 38.4%.

Discontinued Operations

As previously reported, the Company completed the sale of its Greenline Financial Technologies, Inc. (“Greenline”) subsidiary in October 2013. The aggregate purchase price was $11.0 million in cash. Greenline’s results have been classified as discontinued operations in the Consolidated Statement of Operations for all periods presented and, accordingly, are not included in the period to period comparisons of continuing operations. The Company recorded an accounting gain on the sale of Greenline in the fourth quarter of 2013 of $7.6 million, or $0.20 per share on a diluted basis.

Dividend

The Company’s board of directors declared a quarterly cash dividend of $0.16 per share of common stock outstanding, to be paid on February 27, 2014 to stockholders of record as of the close of business on February 13, 2014. This represents an increase of $0.03 per share in the quarterly cash dividend.

Share Repurchase Program

In January 2014, the Company’s board of directors approved a $35.0 million share repurchase program, which authorizes the Company to repurchase shares of its common stock in the open market or in privately negotiated transactions, at times and prices considered appropriate by the Company.

Balance Sheet Data

As of December 31, 2013, total assets were $351.6 million and included $200.4 million in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of December 31, 2013 was $310.4 million.

Guidance for 2014

The Company expects total expenses for 2014 to be in the range of $150.0 million to $157.0 million and its full year 2014 capital spending to be in the range of $17.0 million to $20.0 million. The Company also anticipates that the overall effective tax rate for 2014 will be between 37% and 40%.

Non-GAAP Financial Measures

EBITDA, adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedules for reconciliations of GAAP to the corresponding non-GAAP measure.

Webcast and Conference Call Information

Richard M. McVey, chairman and chief executive officer, and Antonio L. DeLise, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, January 29, 2014, at 10:00 a.m. Eastern time. To access the conference call, please dial +1 855 425 4206 (U.S.) or +1 484 756 4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing +1 855 859 2056 (U.S.) or +1 404 537 3406 (international) for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,000 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, European bonds, high-yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess SEF Corporation has received temporary registration from the U.S. Commodity Futures Trading Commission to operate a swap execution facility. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Xtrakter subsidiary, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Salt Lake City, São Paulo and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	Bryant Park Financial Communications
+1-212-813-6017	+1-917-239-6726

Florencia Panizza
MarketAxess Holdings Inc.
+1-212-813-6029

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(In thousands, except per share data) (unaudited)
Revenues
Commissions	$50,450	$44,228	$203,652	$174,199
Information and post-trade services	7,357	1,878	25,377	7,435
Technology products and services	2,052	1,434	6,331	4,988
Investment income	132	236	420	1,057
Other	451	801	2,953	3,161

Total revenues	60,442	48,577	238,733	190,840

Expenses
Employee compensation and benefits[1]	16,768	13,128	64,406	54,678
Depreciation and amortization[1]	3,972	1,972	14,123	6,758
Technology and communications	4,337	3,482	16,037	12,523
Professional and consulting fees	4,942	3,753	18,220	12,150
Occupancy	2,001	633	5,173	2,446
Marketing and advertising	1,131	1,173	4,632	5,169
General and administrative	2,492	2,246	8,862	7,746

Total expenses	35,643	26,387	131,453	101,470

Income before taxes	24,799	22,190	107,280	89,370
Provision for income taxes	9,329	1,264	38,717	27,586

Net income from continuing operations[1]	15,470	20,926	68,563	61,784
Gain (loss) from discontinued operations, net of income taxes	21	(461)	(189)	(1,715)
Gain on the sale of discontinued operations, net of tax benefit	7,642	—	7,642	—

Net income	$23,133	$20,465	$76,016	$60,069

Per Share Data:
Basic earnings per common share
Income from continuing operations[1]	$0.42	$0.57	$1.86	$1.69
Income (loss) from discontinued operations	0.21	(0.01)	0.20	(0.04)

Net income per common share	$0.63	$0.56	$2.06	$1.65

Diluted earnings per common share
Income from continuing operations[1,2]	$0.41	$0.56	$1.81	$1.64
Income (loss) from discontinued operations	0.20	(0.01)	0.20	(0.05)

Net income per common share	$0.61	$0.54	$2.01	$1.59

Cash dividends declared per common share	$0.13	$1.41	$0.52	$1.74
Weighted-average common shares:
Basic	36,982	36,501	36,886	36,516
Diluted	38,093	37,589	37,888	37,816

[1]  Expenses for the twelve months ended December 31, 2013 reflect an out-of-period adjustment related to the capitalization of certain employee costs previously expensed as incurred. The adjustment reduced employee compensation and benefits by $2.9 million and increased depreciation and amortization by $1.3 million. This item increased net income from continuing operations and diluted earnings per share by $1.0 million and $0.03, respectively, for the twelve months ended December 31, 2013.

[2] Non-GAAP Financial Measure

Diluted earnings per share from continuing operations, as reported	$0.41	$0.56	$1.81	$1.64
Adjustment to unrecognized tax benefits	—	(0.18)	—	(0.18)

Non-GAAP diluted earnings per share from continuing operations	$0.41	$0.38	$1.81	$1.46

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	December 31, 2013	December 31, 2012
	(In thousands) (unaudited)
Assets
Cash and cash equivalents	$132,691	$128,908
Securities available-for-sale	67,742	51,208
Accounts receivable, net	34,158	31,044
All other assets	116,987	68,681

Total assets	$351,578	$279,841

Liabilities and Stockholders’ Equity
Total liabilities	41,216	37,124
Total stockholders’ equity	310,362	242,717

Total liabilities and stockholders’ equity	$351,578	$279,841

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(In thousands, except per share data) (unaudited)
	EBITDA
Net income from continuing operations[1]	$15,470	$20,926	$68,563	$61,784
Add back:
Interest expense	1	(84)	10	45
Provision for income taxes	9,329	1,264	38,717	27,586
Depreciation and amortization[1]	3,972	1,972	14,123	6,758

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations [1]	$28,772	$24,078	$121,413	$96,173

	Adjusted Net Income and Diluted Earnings Per Share
Net income from continuing operations	$15,470	$20,926	$68,563	$61,784
Adjustment to unrecognized tax benefits[2]	—	(6,746)	—	(6,746)

Adjusted net income from continuing operations	$15,470	$14,180	$68,563	$55,038

Diluted earnings per share from continuing operations, as reported	$0.41	$0.56	$1.81	$1.64
Adjustment to unrecognized tax benefits[2]	—	(0.18)	—	(0.18)

Non-GAAP diluted earnings per share from continuing operations	$0.41	$0.38	$1.81	$1.46

[1]	Expenses for the twelve months ended December 31, 2013 reflect an out-of-period adjustment related to the capitalization of certain employee costs previously expensed as incurred. The adjustment reduced employee compensation and benefits by $2.9 million and increased depreciation and amortization by $1.3 million. This item increased net income from continuing operations and diluted earnings per share by $1.0 million and $0.03, respectively, for the twelve months ended December 31, 2013.
[2]	Represents a favorable income tax adjustment relating to certain previously unrecognized tax benefits. The Company received new information from a taxing authority in the fourth quarter of 2012 and updated the recognition of certain acquired net operating loss carryforwards. Given the non-recurring nature of this item, the $6.7 million tax benefit was deducted to arrive at adjusted net income from continuing operations.

MarketAxess Holdings Inc.

Volume Statistics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	Total Trading Volume
	(In millions) (unaudited)
U.S. high grade - fixed-rate	$100,401	$89,211	$418,270	$355,087
U.S. high grade - floating-rate	6,091	3,499	21,813	12,603
Total U.S. high-grade	106,492	92,710	440,083	367,690
Other credit	43,094	37,975	177,274	139,526
Liquid products	21,681	18,393	76,319	82,380

Total	$171,267	$149,078	$693,676	$589,596

	Average Daily Volume
	(In millions) (unaudited)
U.S. high-grade	$1,718	$1,545	$1,760	$1,483
Other credit	692	625	708	561
Liquid products	349	306	305	332

Total	$2,759	$2,476	$2,773	$2,376

Number of U.S. Trading Days [1]	62	60	250	248
Number of U.K. Trading Days [2]	64	64	253	252

	Average Variable Transaction Fee Per Millon
	(unaudited)
U.S. high grade - fixed-rate	$194	$199	$199	$202
U.S. high grade - floating-rate	25	45	25	34
Total U.S. high-grade	184	193	190	197
Other credit	321	291	311	281
Liquid products	43	43	45	41
Total	201	200	205	195

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.
**	Effective with the April 2013 volume reporting, the Company has reconstituted its volume buckets. Other credit includes high-yield, emerging markets, Eurobonds and structured products bonds. Liquid products includes US agencies and European government bonds. Please see the Investor Relations section of www.marketaxess.com for further details.